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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 WEBRIDGE, INC.

        Webridge, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify that:

        FIRST: The name of the Corporation is Webridge, Inc. and the Corporation was originally incorporated on August 18, 1997, pursuant to the General Corporation Law under the name of Webridge Merger Company.

        SECOND: The following resolutions amending and restating the Corporation's Amended and Restated Certificate of Incorporation were approved by the Board of Directors of the Corporation at a meeting held on March 17, 2000 and by stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law at a duly noticed annual meeting of stockholders held on April 14, 2000:

        NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

        The name of the corporation is Webridge, Inc.

                                   ARTICLE II

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE III

        A. The corporation is authorized to issue a total of 150,000,000 shares of stock in two classes: 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

        B. Holders of common stock are entitled to one vote per share on any matter submitted to the stockholders. When dividends or other distributions are declared by the board of directors, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the

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declared dividends or other distributions. On dissolution of the corporation, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the distribution of assets are entitled to receive the net assets of the corporation.

        C. The board of directors is authorized, subject to limitations prescribed by the General Corporation Law of Delaware, as amended from time to time, and by the provisions of this article, to provide for the issuance of shares of preferred stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series.

                                   ARTICLE IV

        No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the General Corporation Law of Delaware. If the General Corporation Law of Delaware is amended after approval by the stockholders of this article to authorize corporate action further limiting the personal liability of directors, the liability of a director of the corporation shall be limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

        Any repeal or modification of the provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

                                    ARTICLE V

        The corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the corporation who is made, or threatened to be made, a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this article and (ii) the person's agreement to repay all advances if it is ultimately determined that

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the person is not entitled to indemnification under this article. No amendment to this article that limits the corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the board of directors, vote of stockholders or other document or arrangement.

                                   ARTICLE VI

        The corporation reserves the right to alter, amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights conferred are granted subject to this reservation.

                                   ARTICLE VII

        The directors need not be elected by written ballot unless required by the bylaws of the corporation.

                                  ARTICLE VIII

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws of the corporation.

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        This Amended and Restated Certificate of Incorporation has been signed by the President of this corporation on April ___, 2000.




                                         _____________________________________
                                         Gary N. Fielland
                                         President and Chief Executive Officer



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